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Exhibit 5.1


                    [Letterhead of Preston Gates & Ellis LLP]

                                  July 11, 2002



Penford Corporation
777 108th Avenue N.
Suite 2390
Bellevue, WA 98004

        Re:  Penford Corporation 1994 Stock Plan

Ladies and Gentlemen:

        We have acted as counsel to Penford Corporation (the "Company") in connection with the registration with the Securities and Exchange Commission on Form S-8 of shares of the Company's common stock, par value $1.00 (the "Shares"), which may be issued upon exercise of options granted in connection with the above-referenced plan (the "Plan"). In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the common stock, the Articles of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

        Based upon that review, it is our opinion that the Shares when issued in conformance with the terms and conditions of the Plan, will be legally issued, fully paid, and nonassessable under the Washington Business Corporation Act.

        We do not find it necessary for purposes of this opinion to cover, and accordingly, we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.

        We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares.

                                        Very truly yours,

                                        PRESTON GATES & ELLIS LLP

                                        By Richard B. Dodd